EXHIBIT 11




            STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
            ----------------------------------------------
               (In thousands, except per share amounts)


                                    2001           2000             1999
                                  -------        -------          -------
     Net income                   $47,744        $48,023          $60,011
                                  =======        =======          =======

     Average common shares
       outstanding                 63,147         62,748           63,207

     Common stock equivalents (1)   1,000            262              301
                                  -------        -------          -------

     Diluted shares outstanding    64,147         63,010           63,508
                                  =======        =======          =======

     Basic earnings per share       $0.76          $0.77            $0.95
                                  =======        =======          =======

     Diluted earnings per share     $0.74          $0.76            $0.94
                                  =======        =======          =======


(1) Common stock equivalents represent the dilutive effect of outstanding stock options for all periods presented.

Options to purchase shares of common stock which were outstanding during the periods indicated above, but were excluded from the computation of diluted earnings per share because the option purchase price was greater than the average market price of the common shares, were:


                                    2001           2000             1999
                                  -------        -------          -------
Number of shares under option       3,333        876,751           10,000

Range of option purchase prices    $15.38    $11.20 - $15.38  $14.34 - $15.38
